E-LOAN, Inc. Reports Record Revenues and Profit
                              in First Quarter 2003

                  E-LOAN Raises 2003 EPS Guidance 23% to $0.27;
                First Quarter Total Revenue Up 73% From Q1 2002; Diversified Product Revenue up 104% From Q1 2002;
               Results $0.02 Per Share Better Than Prior Guidance


     Dublin, Calif. - April 24, 2003 - E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender and debt advisor, today reported that it achieved record revenues and profit in the first quarter ended March 31, 2003, made significant progress in diversified product revenue - comprised of purchase and non-prime mortgage, home equity and auto loans - and marked its sixth consecutive profitable quarter.

     Revenues for the first quarter of 2003 were $36.0 million, up 73 percent from the $20.8 million reported in the first quarter of 2002. Net income for the first quarter of 2003 was $6.3 million or $0.11 per share basic and $0.10 per share diluted on 59.6 million basic and 63.2 million diluted shares. This compares with a net income of $1.6 million or $0.03 per share basic and $0.03 per share diluted on 54.0 million basic and 60.3 million diluted shares during the first quarter of 2002.

     "The first quarter of 2003 was another outstanding period for E-LOAN," said Chris Larsen, E-LOAN's Chairman and Chief Executive Officer. "We marked our third consecutive quarter of record revenues and profit, exceeded prior guidance and boosted diversified product revenue by 104 percent over the same quarter last year. These accomplishments demonstrate that our strategic focus on making the loan process more affordable and enjoyable for consumers while growing our diversified product lines is on a solid path. We're pleased with what we've achieved and optimistic about our future."

     "Based on the current favorable refinance market combined with strong growth in our diversified product revenue, I'm pleased to report that we are again raising our financial guidance for fiscal year 2003," said Matt Roberts, E-LOAN's Chief Financial Officer. "We now expect 2003 net income of approximately $17.5 million or $0.27 earnings per share representing a 23 percent improvement versus prior guidance of $0.22 earnings per share. We expect 2003 revenue of approximately $144 million representing a 15 percent improvement versus prior guidance of $125 million."


Discussion of Q1 2003 Results
-----------------------------

E-LOAN's revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Revenues totaled $36.0 million, an increase of 73 percent compared to revenues of $20.8 million in the same period last year, and up 9 percent compared to revenues of $33.1 million in the prior quarter. Prime refinance revenue was 58 percent of total revenue in the first quarter of 2003 compared to 58 percent in the prior quarter and 64 percent for the first quarter of 2002.


Components of Revenue                                 Q1 2003                  Q4 2002                 Q1 2002
($ in thousands)                                      -------                  -------                 -------
                                                              % of                    % of                      % of
                                               $ Total       Revenue      $ Total    Revenue        $ Total    Revenue
                                               -------      --------      -------    -------        -------    -------
Mortgage                                      $ 23,852          66 %      $ 19,889         60 %     $ 12,815         62 %
Interest Income on Mortgage                      4,864          14 %         4,576         14 %        2,991         14 %
Home Equity                                      3,939          11 %         4,496         13 %        2,284         11 %
Interest Income on Home Equity                     424           1 %           917          3 %          237          1 %
Auto                                             2,655           7 %         2,999          9 %        2,291         11 %
Other *                                            255           1 %           223          1 %          148          1 %
                                              ---------        -----      ---------       ------    ---------      ------
Total                                         $ 35,989         100 %      $ 33,100        100 %     $ 20,766        100 %


* Other revenue comes from credit card monitoring service, personal loan and student loan referrals


During the first quarter, we sold 17,577 loans with a value of $1.4 billion. Closed loan volume from mortgage refinance was 55 percent of total closed loan volume in the first quarter of 2003 compared to 55 percent in the prior quarter and 66 percent in the first quarter 2002. The auto loan sold volume numbers include $123.5 million sold to the qualified special purpose entity during the quarter with $1.7 million in related gain on sale. The following table provides unit and volume statistics for the first quarter of 2003.


Loan Volume           # of Loans      $ Volume of      # of Loans      $ Volume of
($ in millions)         Closed        Loans Closed        Sold         Loans Sold
                      ----------      ------------     ----------      -----------

Mortgage                 4,551          $ 961           4,944           $1,110
Auto                     9,055          $ 172           8,838           $  168
Home Equity              3,836          $ 169           3,795           $  168
                        -------         ------        --------           -------
Total                   17,442          $1,302         17,577            $1,446


Operations expenses - the fixed and variable costs of processing loan transactions - totaled $17.0 million or 47 percent of revenue in the first quarter compared to $10.9 million or 52 percent of revenue in the same period last year. Of the $17.0 million in total operations expenses, $8.5 million was non-interest mortgage related expense, $2.4 million was mortgage interest expense, $2.8 million was auto-related expense, $3.0 million was non-interest home equity related, and $0.3 million was home equity interest expense. In the quarter, auto operations expenses included a one-time expense of approximately $0.3 million related to the transition of auto operations from Florida to California. We expect to incur a total of approximately $1.3 million, the remainder of which will be incurred in the second quarter of this year.


Our direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.


Direct Margins                                 Q1 2003                   Q4 2002               Q1 2002
($ in thousands)                               -------                   -------               -------
                                                     % of                       % of                  % of
                                        $ Total     Revenue       $ Total      Revenue    $ Total    Revenue
                                        -------     -------        -------      -------    -------   --------
Mortgage                                $ 15,350      64%         $ 11,539        58%     $ 7,091     55%
Mortgage Interest Margin                   2,466      51%            2,111        46%       1,354     45%
Home Equity                                  909      23%            1,865        41%         953     42%
Home Equity Interest Margin                  136      32%              424        46%         127     54%
Auto                                        (128)     (5%)             540        18%         278     12%
Other                                        255     100%              223       100%         111     75%
                                        --------                   -------                 ------
Total                                  $ 18,988                   $ 16,702                $ 9,914


Sales and marketing expenses totaled $8.5 million or 24 percent of revenue in the first quarter compared to $5.1 million or 25 percent of revenue for the same period last year.


Technology expenses were $1.7 million or 5 percent of revenue in the first quarter compared to $1.4 million or 7 percent of revenue for the same period last year.


General and administrative expenses were $1.9 million or 5 percent of revenue in the first quarter compared to $1.6 million or 8 percent of revenue for the same period last year.


Total assets at the end of the quarter were $318.9 million, which includes cash and cash equivalents of $33.9 million of which $2.5 million is restricted, and loans held-for-sale of $250.5 million. The cash balance decreased in the current quarter due to general increases in working capital, but is expected to increase to approximately $37 million by the end of Q2 2003.


Total liabilities at the end of the quarter were $256.2 million and included $243.7 million in borrowings related to mortgage, home equity and auto loans held-for-sale. Total stockholders' equity at the end of the quarter was $62.7 million.


Conversion Statistics
---------------------

We release conversion rates on a one-quarter lagged basis because of the lag time that can exist between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications. The following table provides the conversion percentages for the fourth quarter of 2002.

                                  Q4'02
                                Conversion %
                                ------------
Mortgage
        Pre-Approval                  7%
        Purchase                     23%
        Refinance                    28%
        Total Mortgage               21%
Home Equity                          28%
Auto                                 15%


Financial Guidance
------------------

The following guidance and revenue growth targets are based on E-LOAN's current expectations as of April 24, 2003 and do not reflect the potential impact of events that may occur after April 24, 2003. The company assumes no duty to update any forward-looking statements contained in this press release.

We are pleased to increase our revenue and net income guidance for fiscal year 2003. We now expect 2003 total revenue of $144 million and net income of $17.5 million or $0.27 earnings per share.

The following assumptions support our 2003 financial guidance.

According to the most recent Mortgage Banker's Association forecast, the average refinance volume of the remaining three quarters of 2003 is expected to decline approximately 37 percent from a record high level in the first quarter of the year. We expect to grow our refinance market share during the remainder of the year, resulting in a decline of 2 percent in our prime refinance loan volumes during this period. Additionally, our revenue per mortgage loan and interest spread is expected to trend down throughout 2003 toward historical levels.

Home equity loan volume is expected to grow as consumers opt for that loan type versus a cash-out refinance to meet their needs. Our auto loan assumption factors in continued manufacturer incentive financing, and the impact of reduced liquidity in the subprime lending market.

We expect to continue an aggressive marketing spend to build on the demand momentum in our diversified revenue products and capture the continuing refinance mortgage opportunity.

Given the above assumptions, we expect 2003 total revenue to grow to approximately $144 million - representing a 40 percent improvement over 2002 results on a substantially different revenue mix. Prime mortgage refinance revenue is expected to account for 49 percent of our total revenue in 2003 - down from 58 percent in 2002. We expect revenue from diversified products of approximately $73 million in 2003 - representing a 68 percent improvement over 2002 diversified product revenue.

We expect 2003 net income of approximately $17.5 million or $0.27 earnings per share on approximately 66 million diluted shares in 2003 - representing a 64 percent improvement over 2002 net income.

We expect revenue in the current quarter ending June 30th to grow to $39.5 million with net income of $5 million or $0.08 earnings per share. Q2 will include approximately $1 million in remaining costs to transition the auto operation from Florida to California. We also intend to increase our marketing expense by $2.5 million in Q2 compared to Q1.

Our goal is to grow our diversified product revenues by 50 percent per year through 2005, while increasing our share of the prime mortgage refinance market each year.

While the Mortgage Banker's Association has not provided any market forecast beyond 2003, we will continue to measure our refinance market share progress against its forecasts over time.

A compounded 50 percent annual growth rate on our diversified product revenues over 2002 results would produce approximately $150 million in revenue on these diversified products by 2005.

The following table provides a more detailed overview of our 2003 forward guidance:


                                  E-LOAN, Inc.
                                  2003 Guidance
                  (in millions except loans and per share data)

                                           Actual            Actual       Guidance       Guidance
                                            2002             Q1 '03        Q2 '03          2003

 Loans Closed and Sold
         Mortgage                            15,939             4,944         5,571         20,731
         Home Equity                         12,561             3,795         4,274         18,138
         Auto                                34,051             8,838         9,088         35,814
                                      --------------   --------------------------------------------
         Total Loans                         62,551            17,577        18,933         74,683
                                      ==============   ============================================

 Revenue
         Mortgage                           $  61.2           $  23.9        $ 25.7        $  88.9
         Mortgage Interest                     15.1               4.9           5.4           20.8
         Home Equity                           13.2               3.9           4.7           19.8
         Home Equity Interest                   2.4               0.4           0.6            2.4
         Auto                                  10.6               2.7           2.7           11.1
         Other                                  0.8               0.3           0.3            1.2
                                      --------------   --------------------------------------------
         Total Revenue                      $ 103.3           $  36.0       $  39.5        $ 144.2
                                      ==============   ============================================

 Mortgage Refinance
         % of Total Revenue (1)                 58%               58%           54%            49%

                                      --------------   --------------------------------------------
 Net Income                                 $  10.7           $   6.3       $   5.0        $  17.5
                                      ==============   ============================================

 Diluted Weighted Average Shares               60.4              63.2          66.0           66.0

 Earnings Per Share                         $  0.18           $  0.10       $  0.08        $  0.27

 Direct Margin (expressed as a % of component revenue)


         Mortgage                               55%               64%           61%            57%
         Mortgage Interest                      46%               51%           56%            51%
         Home Equity                            38%               23%           33%            34%
         Home Equity Interest                   48%               32%           40%            31%
         Auto                                   16%               -5%          -21%             7%
         Other                                  89%              100%          100%           100%
                                      --------------   --------------------------------------------
         Total Direct Margin                    48%               53%           51%            49%
                                      ==============   ============================================

 Other Expenses (expressed as a % of total revenue)
 Sales & Marketing                              25%               24%           28%            26%
 Technology                                      5%                5%            4%             5%
 G & A                                           7%                5%            5%             5%

 (1) Represents prime first mortgage refinance loans with associated interest income as a percent of Total Revenue.


Conference Call and Webcast
---------------------------

     Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company's first quarter results today, April 24 at 7:30 a.m. (PDT). Please dial (212) 547-0388 at 7:25 a.m. (PDT) and reference the pass code "E-LOAN." A replay of the call will be available after 9:00 a.m. (PDT) on April 24, 2003 until 11:59 p.m. (PDT), May 1, 2003. The replay may be accessed by dialing (402) 998-1397. A live webcast, replay of the conference call and accompanying slide presentation will be available via the investor relations section of the company's website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN's actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN's periodic filings with the Securities and Exchange Commission.



About E-LOAN, Inc.

E-LOAN, Inc. is a consumer direct lender and debt advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain home purchase, refinance, home equity and auto loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated tools, E-LOAN is pioneering debt advice - helping consumers proactively manage their debt to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. E-LOAN is passinate about consumers' financial privacy, and has implemented industry lending privacy practices and joined hands with consumer groups in an effort to enact strong financial privacy protection laws.

Consumers can log onto www.eloan.com or call 1-800-E-LOAN-22 to access E-LOAN's products, services and team of dedicated loan professionals. E-LOAN, Inc., which has delivered six consecutive profitable quarters through the first quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2003, E-LOAN has originated and sold over $14 billion in consumer loans.

              (Statement of Operations and Balance Sheet to follow)
                                      # # #


                                  E-LOAN, Inc.
                             Statement of Operations
                    (in thousands, except per share amounts)



                                                              Three Months Ended
                                                        March 31,            March 31,
                                                          2003                 2002
                                                   -------------------  -------------------

Revenues                                                     $ 35,989             $ 20,766

Operating Expenses
     Operations                                                17,001               10,852
     Sales & marketing                                          8,492                5,137
     Technology                                                 1,687                1,429
     General & administration                                   1,923                1,633
                                                   -------------------  -------------------

          Total operating expenses                             29,103               19,051
                                                   -------------------  -------------------

Income from operations                                          6,886                1,715

Other income, net                                                 261                  (57)
                                                   -------------------  -------------------

Income before taxes                                             7,147                1,658

Income taxes                                                     (815)                 (54)
                                                   -------------------  -------------------

Net income                                                    $ 6,332              $ 1,604
                                                   ===================  ===================


Net income per share:
     Income per share
        Basic                                                  $ 0.11               $ 0.03
                                                   ===================  ===================
        Diluted                                                $ 0.10               $ 0.03
                                                   ===================  ===================
     Weighted average shares
        Basic                                                  59,598               54,029
                                                   ===================  ===================
        Diluted                                                63,241               60,317
                                                   ===================  ===================


                             E-LOAN, Inc.
                            Balance Sheet
                            (in thousands)

                                                                           March 31,              December 31,
                                                                              2003                    2002
                                                                        ---------------        -------------------

                                ASSETS

Current assets:
    Cash and cash equivalents ($2,500 restricted cash)                      $33,945                 $36,321
    Loans held-for-sale                                                     250,508                 393,386
    Accounts receivable, prepaids and other current assets                   19,765                  10,779
                                                                        ---------------         ------------------
      Total current assets                                                  304,218                 440,486
Fixed assets, net                                                             7,449                   6,262
Retained interests in auto loans - trading                                    6,478                   3,969
Deposits                                                                        772                   1,319
                                                                        ---------------         -----------------
      Total assets                                                         $318,917                $452,036
                                                                        ================        =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Warehouse and other lines payable                                      $243,697                $383,647
    Accounts payable, accrued expenses and other liabilities                 12,534                  12,339
    Capital lease obligation                                                      0                      10
                                                                       ----------------          ----------------
      Total current liabilities                                             256,231                 395,996
                                                                       ----------------          ----------------
      Total liabilities                                                     256,231                 395,996
                                                                       -----------------         ----------------

Stockholders' equity:

Common stock                                                                     60                      59
Additional paid-in-capital                                                  262,507                 262,194
Accumulated deficit                                                        (199,881)               (206,213)
                                                                        -----------------         ----------------
      Total stockholders' equity                                             62,686                  56,040
                                                                        -----------------         ----------------
      Total liabilities and stockholders' equity                           $318,917                $452,036
                                                                        ==================        ===================
